ARTICLES OF INCORPORATION

                                       OF

                     ELECTRONIC MEDIA CENTRAL, CORPORATION
                     -------------------------------------

                                       I

          The name of this corporation is:

                     ELECTRONIC MEDIA CENTRAL, CORPORATION

                                       II

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

                                      III

          The name in the State of California of this corporation's initial agent for service of process is: George Morris, 663 The Village, Redondo Beach, CA 90277.

                                       IV

          This corporation is authorized to issue two classes of stock, Common and Preferred. The total number of Common shares which this corporation is
authorized  to issue is:   40,000,000  At .001 Par Value.   The total  number of
Preferred shares which this corporation is authorized to issue  is 10,000,000 At
 .001 Par Value.   All  rights and priviledges of the  Preferred Stock  are to be determined by the Board of Directors at a later date.


Dated:  March 6, 1998



                                             /s/Amy Brown
                                             ----------------------------------
                                             Amy Brown, Incorporator

                                                                       Exhibit 2
                                                                Page 1 of 1 Page